SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 7, 2008

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

120 Genesis Boulevard, Bridgeport, WV 26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code  304-842-3597 no change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Entry into a Material Definitive Agreement.

On March 7, 2008, the Compensation Committee ("Committee") of the Board of Directors of Petroleum Development Corporation ("Company") finalized the Long-Term Incentive Plan grants for 2008 for the Company's current executive officers after a review of performance and competitive market data.  Additionally, on March 8, 2008 the Board of Directors set the compensation for non-employee members of the Board of Directors for the Board year commencing on July 1, 2008.

`The following table sets forth the previous and new annual compensation levels of the non-employee directors:

Board Compensation	Year	Compensation
Annual retainer as director	2008 2007	$55,000 $55,000
Stock Compensation	2008 2007	2000 shares 2000 shares
Committee Fees
Lead director	2008 2007	$27,500 $27,500
Executive committee	2008 2007	$5,000 $5,000
Audit chair Other audit	2008 2007 2008 2007	$22,500 $22,500 $10,000 $10,000
Compensation chair Other compensation	2008 2007 2008 2007	$10,000 $7,000 $5,000 $2,500
Nominating chair Other nominating	2008 2007 2008 2007	$7,500 $7,500 $2,500 $2,500
Planning & finance Other planning & finance	2008 2007 2008 2007	$7,500 $7,500 $2,500 $2,500

New stock compensation for the Board year 2008-2007 is intended to vest  July 1, 2009. In addition, all restricted shares previously granted to Board members would vest on the earlier of the 2008 annual shareholder meeting or on July 1, 2008. To accommodate such time-based vesting, an amendment to the 2005 Non-Employee Director Restricted Stock Plan will be proposed to the Company’s shareholders in the proxy for the 2008 annual shareholders meeting.

The Committee also determined executive officer awards of restricted stock and performance shares under the Company's 2004 Long-Term Equity Compensation Plan ("2004 Equity Plan").  Awards under the 2008 Long-Term Incentive Program include time vesting shares of restricted stock and performance shares, that may be earned if established performance criteria are satisfied.  The time-based grants of restricted stock were established with two types of vesting: five year ratable vesting on January 1 of each year with first vesting on January 1, 2009, and four year ratable vesting on March 7 of each year with first vesting on March 7, 2009. The five year grant was a special transition grant provided for retention during the new CEO transition, expected in 2008 as previously announced.

Executive Officer	Restricted Stock vesting Ratably over five years	Restricted Stock vesting Ratably over four years	Performance Shares
Steven R. Williams	-------	-------	22,757
Richard W. McCullough	13,878	5,056	8,290
Eric R. Stearns	8,921	4,384	7,189
Daniel W. Amidon	4,956	2,255	3,698
Darwin L. Stump	-------	1,691	2,773

The performance shares may be earned in whole or in part on December 31 of 2010, 2011, and 2012 if the average closing price of the Company's common stock during the preceding December exceeds a specified price established by the Committee.

Performance Target for the Performance Period Ending on December 31 of:			Percentage of Award Vested
2010	2011	2012
$80.50	$90.00	$101.00	50%
$89.50	$103.50	$120.00	75%
$99.00	$118.50	$142.50	100%

DM3\676642.1

Other restrictions and conditions of the awards include:

•
Awards may be not sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, awards granted to an executive officer will be exercisable during his lifetime only by such executive or the executive's legal representative.

•	Performance shares not earned at December 31, 2012 will be forfeited.

•	Executives will not have voting rights for non-vested restricted stock or for unearned performance shares.

•	Executives will not be entitled to receive dividends for restricted stock that has not vested or for performance shares that have not been earned.

•
Vesting of any unvested restricted stock will be accelerated in the event of termination of employment resulting from the death or disability of the executive; performance shares will be accelerated in accordance with the terms of the program.

•
Termination of employment for any reason other than death, disability, by the Company for a reason other than cause or by the executive for good reason will result in termination of the right of the executive to any remaining rights to unvested shares of restricted stock or unearned performance shares.

•	In the event of a "Change in Control" as defined in the plan:

o
In the event of a change in control of the Company triggered by the sale of shares, the sales price of a share in the subject change in control will be the share price for purposes of this section; and

o
In the event of a change of control triggered by an event other than the sale of shares, the share price for purposes of this section will be determined in good faith by the Committee, in its sole discretion.

Lastly, the Committee determined the 2008 compensation of Darwin Stump, Chief Accounting Officer, as base salary of $227,500 (effective January 1, 2008), with a maximum annual bonus of 100% of base salary. The entire bonus amount will be discretionary to the Committee and not based on specific metrics. In addition Mr. Stump received the long term restricted stock awards noted above.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1           Petroleum Development Corporation 2008 Long-Term Incentive Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  March 13, 2008

By	/s/ Steven R. Williams
Steven R. Williams
Chief Executive Officer